Exhibit 10.22

FIRST MODIFICATION AGREEMENT

This FIRST MODIFICATION AGREEMENT (this “First Modification Agreement”) is made and entered into and is effective as of the Modification Closing Date (as defined below), by and between SUNSET BRONSON ENTERTAINMENT PROPERTIES, LLC, a Delaware limited liability company (“Borrower”) and WELLS FARGO BANK, N.A., successor-in-interest to Wachovia Bank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Agent”), and WELLS FARGO BANK, N.A., successor-in-interest to Wachovia Bank, N.A., a national banking association, as a Lender (in such capacity, “WFB”), under the Loan Agreement referred to below, and with reference to the following facts:

RECITALS

A. Borrower, Agent and WFB (as the sole existing Lender) are the current parties to that certain Loan Agreement dated as of May 12, 2008 (the “Loan Agreement”). Capitalized terms used and not defined in this First Modification Agreement shall have the same meanings that are given to such terms in the Loan Agreement.

B. Pursuant to the terms of the Loan Agreement, Lenders agreed to make Loans to Borrower up to a maximum Aggregate Commitment of $39,000,000, for the purposes described in the Loan Agreement. The Maximum Commitment is currently evidenced by, among other things, a single Note in favor of WFB in the stated principal amount of $39,000,000.

C. The Note and Borrower’s other Obligations under the Loan Documents are secured by that certain Deed of Trust, Assignment, Security Agreement and Fixture Filing recorded on May 13, 2008, as Instrument No. 2008-0846322 in the Official Records of Los Angeles County, California (the “Original Deed of Trust”).

D. Hudson Sunset Gower, LLC, a Delaware limited liability company (“Original Guarantor”) previously executed in favor of Agent and Lenders (i) that certain Guaranty dated as of May 12, 2008, (the “Guaranty”), and (ii) that certain Environmental Indemnity Agreement dated as of May 12, 2008 (the “Environmental Indemnity”).

E. Borrower, Agent and Lenders desire to modify the Loan Agreement and the other Loan Documents upon the terms and conditions set forth in this First Modification Agreement, effective as of the Modification Closing Date.

F. As used herein, the term “Loan Documents” shall mean the Loan Agreement and all other Loan Documents existing as of the date hereof, together with this First Modification Agreement and all documents executed pursuant to this First Modification Agreement.

AGREEMENT

NOW, THEREFORE, with reference to the foregoing Recitals and in consideration of the mutual covenants and agreements contained in this First Modification Agreement, and for other valuable consideration, receipt of which is acknowledged, the parties hereby agree as follows:

1. Representations. The above statement of facts set forth in the Recitals is true and correct. Borrower represents and warrants to Agent and Lenders that: (a) all representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the Modification Closing Date (except to the extent that such representations and warranties relate specifically to an earlier date), provided that (i) all references therein to “Indemnitor” shall mean and refer to the Operating Partnership (as defined below), which is a limited partnership, duly organized and validly existing under the laws of the State of Maryland and is duly qualified to transact business under the laws of the State of California, and whose chief executive office and principal place of business is 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025-0317 (and all representations and warranties made with respect to Indemnitor shall be deemed to made in a manner consistent with the foregoing), (ii) all representations and warranties made with respect to any Loan Document shall be made with reference to such Loan Document as modified by this First Modification Agreement and all other Loan Documents executed pursuant hereto, and (iii) all representations and warranties shall be made taking into account the terms and provisions of this First Modification Agreement and all other Loan Documents executed pursuant hereto; (b) as of the Modification Closing Date (as defined below), no default, Event of Default, breach, or failure of condition shall exist, or would exist with the giving of notice or lapse of time or both, under any of the Loan Documents (as modified hereby); and (c) Borrower, TRS Lessee (as defined below) and Operating Partnership, and their respective members and/or partners, have obtained all required authorizations and approvals to enter into and perform their respective obligations under this First Modification Agreement and all other Loan Documents executed pursuant hereto.

2. Modifications. The Loan Documents are modified in the following respects only (to be effective as of the Modification Closing Date):

2.1 Reduction in Aggregate Commitment; No Further Right to Borrow. Notwithstanding anything in the Loan Agreement or the other Loan Documents to the contrary, from and after the Modification Closing Date:

(a) the Aggregate Commitment is reduced to equal the outstanding aggregate principal balance of the Loans in the amount of $37,000,000, and any unused portion of the Aggregate Commitment is hereby cancelled;

(b) Borrower shall have no right to request, and Agent and Lenders shall have no obligation to fund, any further Loans;

(c) The Aggregate Commitment shall hereafter automatically reduce (without the necessity of any further amendments or confirmations) by the amount of each principal payment hereafter made on the Loans from any source; and

(d) The maximum Commitment of each Lender shall automatically reduce (without the necessity of any further amendments or confirmations) to equal its Ratable Share of the Aggregate Commitment as reduced from time to time as described in clause (c) above.

2.2 Interest Rate Changes. Borrower acknowledges that, under the existing definition of “LIBOR Rate” contained in Section 1.1 of the Loan Agreement, from and after June 1, 2010, the LIBOR Rate can never be less than 5.90% per annum (the “Floor Rate”). Notwithstanding the foregoing, so long as (and only so long as) a Swap Contract (approved by Agent in its sole discretion) that provides only for an interest rate swap (but not an interest rate cap) is in place with respect to all or any portion of the Loans, the portion of the Loans that is subject to such Swap Contract (i.e., the amount of the Loans equal to the notional amount of the Swap Contract) shall not be subject to the Floor Rate (i.e., the effective LIBOR Rate may be less than the Floor Rate with respect to the portion of the Loans that is subject to such Swap Contract). For purposes of clarification, the immediately preceding sentence shall not apply with respect to any Swap Contract that provides for an interest rate cap. Immediately upon the expiration or cancellation of such Swap Contract, however, the portion of the Loans that is no longer subject to such Swap Contract shall again be subject to the Floor Rate. For purposes of clarification, at any particular time, the entire outstanding principal amount of the Loans that is not subject to a Swap Contract approved by Agent as aforesaid shall be subject to the Floor Rate. Borrower’s rights to receive payments on Swap Contracts will be encumbered by the Amended and Restated Deed of Trust, pursuant to the terms thereof. Further, Agent shall have the right, following the occurrence of any Event of Default, to apply any and all payments made by Borrower or otherwise received by Agent and/or Lenders with respect to the Loans and any Swap Contracts, including without limitation all proceeds received from the sale or liquidation of any collateral, to the obligations owing by Borrower under the Loan Documents and Swap Contracts in such order and manner as is deemed appropriate by Agent in its sole discretion, and Borrower acknowledges and agrees that it shall have no right to direct Agent as to such application or to designate the portion of the obligation to be satisfied (and Borrower waives any rights it may have under applicable law or otherwise to do so).

2.3 Options to Extend.

(a) Existing Maturity Date. For clarification purposes, the original Maturity Date (as defined in Section 1.1 of the Loan Agreement) is May 30, 2010, subject to three 12-month extension options provided in Section 2.4 of the Loan Agreement.

(b) Exercise of First Extension Option. As of the Modification Closing Date, Borrower exercises (and Agent and Lenders accept), subject to the occurrence of the Modification Closing Date, Borrower’s exercise of the first extension option set forth in Section 2.4 of the Loan Agreement, except that the length of the first extension option is hereby reduced from 12 months to 11 months. Therefore, effective as of the Modification Closing Date, the first Extended Maturity Date (and the then effective Maturity Date) shall be April 30, 2011. In connection with Borrower’s exercise of the first extension option only (i.e., not with respect to Borrower’s second and third extension options), Agent and Lenders hereby waive Borrower’s compliance with the conditions set forth in Sections 2.4(f) and (g) of the Loan Agreement.

(c) Remaining Extension Options. Borrower’s remaining two extension options set forth in Section 2.4 of the Loan Agreement remain in full force and effect, without any changes except solely that the length of Borrower’s second extension option shall be increased from 12 months to 13 months. For purposes of clarification, (i) Borrower’s second extension period (if exercised and assuming that all conditions to extension set forth in Section 2.4 of the Loan Agreement are satisfied) would be from April 30, 2011 to May 30, 2012, and (ii) Borrower’s third extension period (if exercised and assuming that all conditions to extension set forth in Section 2.4 of the Loan Agreement are satisfied) would be from May 30, 2012 to May 30, 2013.

2.4 Ownership Transfers in Borrower.

(a) Approved Ownership Changes in Borrower as of the Modification Closing Date. Agent and Lenders hereby approve the following ownership changes in Borrower. As of the Modification Closing Date, 100% of the membership interest in Borrower shall be transferred to an indirect wholly-owned subsidiary of Hudson Pacific Properties, L.P., a newly formed Maryland limited partnership (the “Operating Partnership”). The general partner of the Operating Partnership shall be Hudson Pacific Properties, Inc., a newly formed Maryland corporation, which is a real estate investment trust (the “REIT”).

(b) Permitted Ownership Changes in Borrower after the Modification Closing Date. As used herein, “Transfer” shall have the meaning given to such term in Article I of the Amended and Restated Deed of Trust (as defined below). Borrower will not Transfer, or contract to Transfer, or permit any Transfer of, any direct or indirect ownership interests in Borrower, TRS Lessee (as defined below), the REIT or the Operating Partnership, except as permitted below. Notwithstanding the restriction on Transfer set forth in the immediately preceding sentence (and notwithstanding the restriction on Transfer set forth in Section 5.2 of the Amended and Restated Deed of Trust), the following Transfers of direct or indirect ownership interests shall be permitted without Agent’s or Lenders’ consent: (i) transfers of direct or indirect interests in Borrower to the Operating Partnership or an Affiliate of the Operating Partnership, provided that the Operating Partnership shall continue to Control (as defined below) Borrower, and that the REIT shall continue to Control Borrower, the Operating Partnership and the TRS Lessee; (ii) issuances and transfers (including pledges) of securities, options, warrants or other interests in the REIT, whether directly or indirectly; (iii) issuances and transfers (including pledges) of partnership interests and other interests in the Operating Partnership, whether directly or indirectly, provided that the REIT shall continue to Control Borrower, the Operating Partnership and the TRS Lessee; and (iv) a merger, consolidation or exchange of securities to which the REIT or the Operating Partnership is a party, as applicable, provided that the surviving entity shall be the REIT or the Operating Partnership, as applicable, and that the REIT shall continue to Control Borrower, the Operating Partnership and the TRS Lessee. For purposes of this Section 2.4(b), “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Affiliate” means any entity that, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by or is under common Control with the Operating Partnership. Borrower shall promptly notify Agent of the occurrence of any Transfers described above (other than transfers of publicly traded stock in the REIT), and shall provide Agent with any information and/or documentation reasonably requested by Agent in connection with any such Transfer.

2.5 Approval of New Guarantor/Indemnitor. Agent and Lenders hereby approve the substitution of the Operating Partnership as the “Indemnitor” under the Loan Documents as of the Modification Closing Date. As a condition to the Modification Closing Date, Operating Partnership shall execute and deliver to Agent an Assignment, Assumption and Amendment Agreement with respect to each of the Guaranty (the “Guaranty Amendment”) and the Environmental Indemnity (the “Environmental Indemnity Amendment”), each in form and content substantially similar to the form presented to Borrower by Agent, pursuant to which Operating Partnership shall assume all obligations and liabilities of Original Guarantor (both prior to and after the Modification Closing Date) under the Guaranty and the Environmental Indemnity. The Guaranty Amendment and the Environmental Indemnity Amendment (a) shall not release Original Guarantor for obligations under the Guaranty or the Environmental Indemnity, and (b) shall contain a general release of Agent and Lenders in substantially the same form as provided by Borrower in Section 4 below. From and after the Modification Closing Date, (i) all references in the Loan Documents to the “Indemnitor” or the “Guarantor” shall mean the Original Guarantor or the Operating Partnership (as applicable under the terms of the Guaranty Amendment and the Environmental Indemnity Amendment), (ii) all references in the Loan Documents to the “Guaranty” shall mean the Guaranty as amended by the Guaranty Amendment, and (iii) all references in the Loan Documents to the “Environmental Indemnity” shall mean the Environmental Indemnity as amended by the Environmental Indemnity Amendment.

2.6 Approval of TRS Lessee Transactions and Delivery of Amended and Restated Deed of Trust. Agent and Lenders acknowledge that effective as of the Modification Closing Date, (i) Borrower will enter into a lease (the “TRS Lease”) between Borrower, as lessor, and a newly formed single purpose entity which will be a taxable REIT subsidiary (“TRS Lessee”), pursuant to which TRS Lessee will lease certain space within the Project, (ii) Borrower will transfer to TRS Lessee certain personal property, certain rights and obligations under existing license agreements and certain other contractual rights related to the operation of the Project, in each case pursuant to agreements in form and content substantially similar to the forms presented by Borrower to Agent (but including mortgagee provisions in content substantially similar to the provisions present by Agent to Borrower), and (iii) Borrower and TRS Lessee will jointly enter into license agreements (both existing and future license agreements) with third parties (collectively, “License Agreements”) pursuant to which such third parties will lease or license the use of space and/or equipment within the Project and/or will purchase services at the Project. All revenues from the TRS Lease and the License Agreements shall be paid directly into the Cash Management Account, subject to the terms of the Cash Management Agreement referred to in Section 2.7 below. As a condition to the Modification Closing Date, Borrower and TRS Lessee (as defined below) shall execute and deliver to Agent an Amended and Restated Deed of Trust, Assignment, Security Agreement and Fixture Filing, in form and content substantially similar to the form presented by Agent to Borrower (the “Amended and Restated Deed of Trust”). The Amended and Restated Deed of Trust shall encumber all of Borrower’s and TRS Lessee’s right, title and interest in and to the Project, including under the TRS Lease and all License Agreements. From and after the Modification Closing Date, all references in the Loan Documents to the Deed of Trust shall mean the Amended and Restated Deed of Trust.

2.7 Cash Management Account. Effective as of the Modification Closing Date, the existing Cash Management Account with City National Bank shall be closed, and a new Cash Management Account shall be established with Agent. Further, effective as of the Modification Closing Date, Borrower, TRS Lessee and Agent shall enter into a new Cash Management Agreement, in form and content acceptable to Agent in its sole discretion, that will replace the existing Cash Management Agreement with City National Bank.

2.8 TRS Lessee. Borrower shall not cause or permit the TRS Lessee to own any properties or assets other than personal property and lease/contract rights (including under the TRS Lease and the License Agreements) associated with the operation of the Project and that are encumbered by the Amended and Restated Deed of Trust. Borrower shall not cause or permit any Person other than Borrower or TRS Lessee to (i) hold any ownership interests in or to any real or personal property associated with the operation of the Project, or (ii) enter into any Leases, License Agreements, services agreements or any other contractual agreements pursuant to which revenues are derived in connection with the operation of the Project. Borrower shall cause TRS Lessee to comply with all of the covenants and other provisions of the Loan Agreement and the other Loan Documents that relate to the Project or any interest therein held by TRS Lessee, to the same extent as if Borrower owned such interest.

2.9 Audited Financial Statements of Borrower. From and after the Modification Closing Date, Borrower’s obligation to deliver to Agent audited financial statements of Borrower under Sections 10.9(a)(i), (ii), (iv) and (v) of the Loan Agreement shall be satisfied by delivery of audited consolidated financial statements for the REIT. For purposes of clarification, the immediately preceding sentence does not include reports and other information relating to the operation of the Project, which continue to be required under Sections 10.9(a)(iii), (b), (c) and (d) of the Loan Agreement, and any other applicable provisions of the Loan Documents.

2.10 Events of Default. In addition to the Events of Default described in Section 11.1 of the Loan Agreement, the occurrence of any one or more of the following shall also constitute an Event of Default under the Loan Agreement:

(a) Any of the events or conditions described in subsections (a) through (m), inclusive, (p), (q) or (r) of Section 11.1 of the Loan Agreement, shall occur with respect to TRS Lessee, subject to the same notice and cure periods provided in such subsections; and

(b) Any Transfer or Change of Control occurs in violation of Section 2.4 above (as modified pursuant to Section 5.8 below).

2.11 Changes to Address For Notice Purposes. Agent’s and Borrower’s addresses for notice purposes under Section 13.2 of the Loan Agreement, and any other Loan Documents, are hereby deleted and replaced by the following:

If to Borrower:

Sunset Bronson Entertainment Properties, LLC

c/o Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Suite 1600

Los Angeles, California 90025-0317

Attn: Victor Coleman and Howard Stern

Facsimile: (310) 445-5710

If to Agent:	Wells Fargo Bank, N.A. MAC E2717-035 15750 Alton Parkway, 3rd Floor Irvine, CA 92618 Attn: Leslie Baines, Vice President Facsimile: 949-754-4814

3. Security Documents. The Amended and Restated Deed of Trust and any other Loan Documents which secure the Note shall continue to secure, in addition to any other obligations secured thereby, the payment and performance of all present and future Obligations of Borrower under the Loan Agreement, the Note and the other Loan Documents, as amended hereby or executed pursuant hereto (except to the extent that any of the terms of such Loan Documents specifically provide that any particular Obligations are not so secured).

4. Waivers and Release. Borrower and TRS Lessee (a “Releasing Party” or the “Releasing Parties”) each hereby waives and releases any and all defenses, deductions, offsets, claims, and causes of action against Agent and/or Lenders existing as of (or based on facts existing as of) the Modification Closing Date, which any Releasing Party now has or may thereafter discover (whether known or unknown) in connection with the Loans or the Loan Documents. Each Releasing Party further represents and warrants to Agent and Lenders, after appropriate due diligence and discussions with its counsel, that it believes Agent and Lenders have in all respects acted properly and in accordance with the terms of the Loan Documents and is unaware of any basis for any defense, deduction, offset, claim or cause of action of any nature whatsoever against Agent or Lenders or the repayment of the sums owing in connection with the Facility.

In furtherance of the foregoing waiver and release, each Releasing Party acknowledges and waives the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5. Conditions Precedent. The modifications to the Loan Documents set forth in this Agreement shall not become effective until the first date on which each of the following conditions precedent in Sections 5.1 through 5.10 below are satisfied, or waived or deferred in writing (which may include written communications by e-mail) by Lender in its sole and absolute discretion (herein referred to as the “Modification Closing Date”); provided, however, that if for any reason whatsoever the Modification Closing Date does not occur by October 3, 2010, Lender may terminate this Agreement by written notice to Borrower at any time after such date and prior to the occurrence of the Modification Closing Date. The occurrence of the Modification Closing Date shall not waive Borrower’s obligations to comply with any of the following conditions which for any reason are not satisfied by the Modification Closing Date (except to the extent expressly waived by Agent in the manner provided above), which obligations of Borrower shall continue following the Modification Closing Date:

5.1 Notwithstanding anything in this Agreement to the contrary, this Agreement is conditioned upon the closing of the REIT transactions as presented to Agent, including the change in ownership in Borrower that is described in Section 2.4(a) above, on or before the deadline stated above, and this Agreement shall automatically become null and void if the foregoing condition is not satisfied;

5.2 Agent’s receipt of fully executed originals of (i) this First Modification Agreement (including the attached Consent and Agreement of TRS Lessee), (ii) the Guaranty Amendment (in substantially the form presented to Borrower by Agent), (iii) the Environmental Indemnity Amendment (in substantially the form presented to Borrower by Agent), (iv) the new Cash Management Agreement referred to in Section 2.7 above, and (v) if the current property manager for the Project changes or a new property management agreement is entered into as a result of the proposed restructure, a new Subordination of Property Management Agreement executed by the new property manager in substantially the same form as the existing Subordination of Property Management Agreement;

5.3 Agent’s receipt of the original Amended and Restated Deed of Trust (in substantially the form presented to Borrower by Agent), fully executed and acknowledged by Borrower and TRS Lessee, and Agent’s receipt of evidence that the Amended and Restated Deed of Trust has been recorded in the appropriate real estate records in accordance with Agent’s written instructions;

5.4 Chicago Title Insurance Company shall have issued and delivered to Agent, or shall have irrevocably and unconditionally committed to issue for the benefit of Agent, a re-issued Title Policy with respect to the Amended and Restated Deed of Trust as of the date of its recordation in the appropriate real estate records, insuring the Amended and Restated Deed of Trust as a valid first lien Deed of Trust encumbering the fee interest in the Project (including all estates held by Borrower and TRS Lessee in the Project), subject only to such exceptions as are approved by Agent in its sole discretion, and containing all endorsements contained in the Title Policy insuring the Original Deed of Trust and any other endorsements reasonably required by Agent;

5.5 Agent’s receipt of an extension fee (for the pro rata benefit of the Lenders) for Borrower’s exercise of the first extension option pursuant to Section 2.3(b) above, in an amount equal to 0.25% of the total outstanding principal balance of the Loans as of the Modification Closing Date;

5.6 Agent’s receipt of appropriate authorizing resolutions and certificates, and an opinion of counsel for Borrower, TRS Lessee, Original Guarantor and Operating Partnership, covering due formation, authorization, enforceability and any other items required to be covered by Agent;

5.7 Borrower shall have entered into a Swap Contract for the Loan approved by Agent; and

5.8 Agent’s receipt of fully executed originals of an amendment to this First Modification Agreement, in a form reasonably approved by Agent, pursuant to which the parties shall add to Section 2.4 hereof a provision restricting a “Change of Control” in the REIT and the Operating Partnership that is substantially parallel to the “Change of Control” provisions agreed upon in that certain Credit Agreement by and among the REIT, as guarantor, the Operating Partnership, as borrower, the several lenders from time to time parties thereto, Barclays Capital and Banc of America Securities LLC, as joint lead arrangers, Bank of America, N.A., as syndication agent, and Barclays Bank plc, as administrative agent (the “Corporate Credit Agreement”), which Corporate Credit Agreement is being entered into concurrently with the initial public offering of the REIT;

5.9 Agent’s receipt of such other documents and agreements as Agent shall reasonably request, all in form and substance reasonably satisfactory to Agent; and

5.10 Borrower shall have paid to Agent all reasonable costs and expenses incurred by Agent in connection with this First Modification Agreement, including reasonable attorneys’ fees for preparation and negotiation of this First Modification Agreement and related documents, the cost of the recently updated Appraisal obtained by Agent, and any other costs incurred in connection with this First Modification Agreement and the transactions contemplated hereby.

6. Modification of Loan Documents. The Loan Documents are hereby supplemented, amended and modified to incorporate the provisions of this First Modification Agreement, which shall supersede and prevail over any conflicting provisions of the Loan Documents. Except as otherwise specifically modified by this First Modification Agreement, all terms and provisions of the Loan Documents shall remain unmodified and in full force and effect. Except as specifically indicated, nothing contained in this First Modification Agreement shall in any way impair the Loan Documents or alter, waive, annul, vary, affect or impair any provision, condition, or covenant contained therein or any right, power, or remedy granted therein. The obligations and covenants of this First Modification Agreement are in addition to (and are not in substitution of) the obligations and covenants under the Loan Documents. All references in the Loan Documents to the Loan Agreement, the Notes, the Deed of Trust and any other terms used herein or documents described herein shall be deemed to be references to such terms and/or documents as amended by or pursuant to this First Modification Agreement. Further, all references in the Loan Documents to the “Loan Documents” shall include, in addition to all other Loan Documents existing as of the date hereof, this First Modification Agreement and all documents executed pursuant to this First Modification Agreement (including the Amended and Restated Deed of Trust, the new Cash Management Agreement, the Guaranty Amendment and the Environmental Indemnity Amendment).

7. Default. From and after the Modification Closing Date, the breach of any representation, warranty, or covenant contained in this First Modification Agreement or the failure of Borrower to observe or comply with any term or agreement contained in this First Modification Agreement shall, subject to any applicable notice and cure period set forth in the Loan Agreement, constitute an Event of Default under the Loan Agreement and the other Loan Documents, and Agent shall be entitled to exercise all rights and remedies it may have under the Loan Documents and applicable law, including without limitation the right to declare all indebtedness and obligations owing under the Notes, and all other Loan Documents, to be immediately due and payable in full.

8. Additional Documents. From and after the Modification Closing Date, the Borrower shall, upon the request of Agent, execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, such further documents, instruments, or agreements and perform such other acts as may be reasonably necessary, desirable, or proper for carrying out the intention or facilitating the performance of the terms of this First Modification Agreement or the Loan Documents.

9. Miscellaneous. Each party hereto has cooperated in the drafting and preparation of this First Modification Agreement, and as a result this First Modification Agreement shall not be construed against any party. The Loan Documents and this First Modification Agreement may be amended or modified only by a written agreement signed by the parties hereto. The Loan Documents and this First Modification Agreement contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein or herein and supersede all prior negotiations. This First Modification Agreement and the Consents attached hereto may be executed in any number of counterparts, each of which when executed and delivered to Agent will be deemed to be an original and all of which, taken together, will be deemed to be one and the same instrument. Further, counterpart original signatures pages may be executed into one or more fully executed documents. The headings used in this First Modification Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this First Modification Agreement. Time is of the essence of each term of the Loan Documents and this First Modification Agreement. This First Modification Agreement shall be governed by and interpreted in accordance with the laws of the State of California, except if preempted by Federal law. If any provision of this First Modification Agreement or any of the Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.

IN WITNESS WHEREOF, the parties have executed this First Modification Agreement as of the date first stated above.

BORROWER:

SUNSET BRONSON ENTERTAINMENT PROPERTIES, LLC,
a Delaware limited liability company

By:	Sunset Studios Holdings, LLC, a Delaware limited liability company, its sole member

	By:	Hudson Sunset Bronson, LLC, a Delaware limited liability company, its sole member

		By:	Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

			By:	Hudson Pacific Properties, Inc., a Maryland corporation,
its general partner

				By:	/s/ Victor J. Coleman
				Name:	Victor J. Coleman
				Title:	Chief Executive Officer

AGENT:

WELLS FARGO BANK, N.A., successor-in-interest to Wachovia Bank, N.A., a national banking association, as administrative agent for the Lenders

By:	/s/ Leslie Baines
Name:	Leslie Baines
Title:	VP

LENDERS:

WELLS FARGO BANK, N.A., successor-in-interest to Wachovia Bank, N.A., a national banking association, as the sole currently existing Lender

By:	/s/ Leslie Baines
Name:	Leslie Baines
Title:	VP

CONSENT AND AGREEMENT OF TRS LESSEE

This Consent and Agreement of TRS Lessee (this “Consent”) is attached to that certain First Modification Agreement (“First Modification Agreement”) made and entered into and effective as of the Modification Closing Date (as defined therein), executed by SUNSET BRONSON ENTERTAINMENT PROPERTIES, LLC, a Delaware limited liability company, as Borrower and WELLS FARGO BANK, N.A., successor-in-interest to Wachovia Bank, N.A., a national banking association, as Agent and Lender. Capitalized terms used and not defined in this Consent shall have the same meanings that are given to such terms in the First Modification Agreement or in the Loan Agreement referred to therein, as applicable. The undersigned TRS Lessee, having read and understood the provisions of the First Modification Agreement and the other Loan Documents, hereby (a) consents to all of the terms and provisions of the First Modification Agreement and the other Loan Documents, (b) agrees to join in the execution of the Amended and Restated Deed of Trust and the new Cash Management Agreement, each of which shall secure all of Borrower’s Obligations under the Note and the Other Loan Documents and any other secured obligations described therein, and (c) joins in and makes in favor of Agent and Lenders all of those waivers and releases set forth in Section 4 of the First Modification Agreement (which are hereby incorporated into this Consent in their entirety).

TRS LESSEE:

SUNSET BRONSON SERVICES, LLC, a Delaware limited liability company

By:	Hudson Pacific Services, Inc., a Maryland corporation, its sole member

	By:	/s/ Victor J. Coleman
	Name:	Victor J. Coleman
	Title:	Chief Executive Officer